Attachment

Change in Independent Registered Public Accounting Firm

Effective December 23, 2022, Hennessy Funds Trust (the “Trust”), by action of the Board of Trustees of the Trust (the “Board”) taken during a special meeting of the Board held on July 26, 2022, and on behalf of the Hennessy Stance ESG Large Cap ETF (the “Fund”), engaged Tait, Weller & Baker LLP (“Tait Weller”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for fiscal year 2023. Tait Weller previously served as the independent registered public accounting firm for all series of the Trust other than the Fund.

PricewaterhouseCoopers LLP (“PwC”) was the independent auditor for the Stance Equity ESG Large Cap Core ETF, a series of The RBB Fund, Inc. (the “Predecessor Fund”), which was reorganized into the Fund as of December 23, 2022. Therefore, as of December 23, 2022, PwC was dismissed as the as the independent auditor for the Predecessor Fund. The Fund is the successor to the accounting and performance information of the Predecessor Fund.

PwC’s reports on the financial statements for the Fund for the period March 15, 2021 (commencement of operations), through August 31, 2021 and fiscal year 2022 contained no adverse opinion or disclaimer of opinion and they were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the period March 15, 2021 (commencement of operations) through August 31, 2021, fiscal year 2022, and the interim period of September 1, 2022 through December 22, 2022 (the “Interim Period”), there were no (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such periods, or (ii) “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S K under the Securities Exchange Act of 1934, as amended.

During the period March 15, 2021 (commencement of operations) through August 31, 2021, fiscal year 2022, and the Interim Period, neither the Fund nor anyone on behalf of the Fund consulted Tait Weller on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on an Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S K). The selection of Tait Weller does not reflect any disagreements or dissatisfaction by the Fund or the Board with the performance of PwC.

The Fund has requested that PwC furnish it with a letter addressed to the SEC stating whether or not PwC agrees with the above statements. A copy of such letter is filed herewith.

April 26, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Hennessy Stance ESG Large Cap ETF (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of Hennessy Stance ESG Large Cap ETF dated April 26, 2023.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

Attachment